Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Short-Term Production Constraints at Goderich Mine
Full-year EPS guidance reduced.

OVERLAND PARK, Kan. (Sept. 21, 2017) – Compass Minerals (NYSE: CMP) announced today that the Goderich, Ontario, rock salt mine is operating at reduced rates due to geological movements which created a partial ceiling fall on Sept. 18, 2017. While no injuries resulted from the incident, a portion of the mine’s main conveyance system has been damaged. The company expects to return to normal operating rates within six weeks.

“Naturally occurring movements in our underground mines is a challenge we constantly monitor and work to mitigate. I am pleased with how our team safely prepared for and responded to this event, remaining out of harm’s way and incurring no injuries. Unfortunately, we expect increased salt costs and lower production volumes to impact full-year earnings,” said Compass Minerals’ CEO Fran Malecha. “In addition, plant nutrient volumes in Brazil continue to lag expectations this season, which is likely to limit our Plant Nutrition South America segment sales volumes to the lower end of our guidance range.”

The company now expects full-year 2017 earnings per share to range from $2.50 to $2.80.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s expectations regarding operating rates and the company’s outlook for 2017, including its expectations regarding costs, volumes, earnings and earnings per share. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, and (v) the ability to successfully integrate acquired businesses. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Media Contact	Investor Contact
Tara Hart	Theresa Womble
Communications Manager	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
PressRelations@compassminerals.com	InvestorRelations@compassminerals.com